[DOVER CORPORATION LOGO]


CONTACT:                                         READ IT ON THE WEB
David S. Smith                                   http://www.dovercorporation.com
Vice President Finance, Dover
(212) 922-1640                                   JANUARY 22, 2001



            DOVER REPORTS FOURTH QUARTER AND RECORD FULL YEAR RESULTS


New York, New York (January 22, 2001)...Dover Corporation (NYSE - DOV) earned $.66 per diluted share in the fourth quarter ended December 31, 2000. This was an increase of 10% from the $.60 per diluted share earned in the comparable quarter last year (excluding a $.02 non-recurring charge to earnings in last years fourth quarter for business divestitures). Sales in the fourth quarter were $1.38 billion, up 11% from $1.25 billion last year, and operating income for the quarter was $229.5 million, down 3% from $236.4 million last year. Net income from continuing operations for the fourth quarter was $136.0 million, up 9% from $125.3 million last year (excluding the non-recurring item).

Dover earned $2.57 per diluted share for the full year from continuing operations, excluding non-recurring items. This was an increase of 35% from the $1.90 per diluted share earned in the prior year, excluding non-recurring items. Full year sales increased by $954 million to $5.40 billion, an increase of 21%, and operating profit increased $217.3 million or 28% to $984.6 million. Net income from continuing operations for the full year was $526.6 million, up $125.5 million or 29% from the prior year, excluding non-recurring items. The non-recurring item for the full year of 1999 was the $.02 per diluted share charge noted above. In 2000, there was a $.01 non-recurring charge in the first quarter for a divestiture, and in the third quarter Dover reported a non-recurring gain equal to $.04 per diluted share on the sale of an equity investment. Net income per diluted share in 2000, including all non-recurring items totaled $2.61.

Three of the four segments showed modest earnings growth in the fourth quarter. Dover Technologies income increased 2% from the fourth quarter last year. Dover Industries and Dover Diversified earnings were also up, by 1% and 2%, respectively, while Dover Resources experienced a 20% earnings decline. For the full year, all four segments had higher sales and earnings, led by Technologies with an earnings increase of 73% on a 44% sales increase. The other three subsidiaries -- Industries, Diversified and Resources -- had a combined earnings increase of 11% on a sales increase of 10%.

The fourth quarter tax rate was 20.7%, down 13.1 points from the nine month rate of 33.8%, as companies acquired in the last year began reporting tax credits in December and existing companies' tax planning began producing greater results. In addition, in the fourth quarter Dover recorded a foreign tax benefit from restructuring a foreign operation equal to $.05 per diluted share. The full year tax rate on a comparable basis to last year was 32.5%, down 1.6 points from last years tax rate of 34.1%. Dover expects the full year 2001 tax rate to be approximately the same as the 32.5% tax rate for 2000.

Dover completed one stand-alone and four add-on acquisitions during the quarter at a combined investment of $173.3 million, bringing the total for the year to 23 acquisitions (a record) for a total investment of $506.3 million. The profit impact of these acquisitions in 2000 was small due to acquisition write-offs, and imputed financing costs. Acquisitions completed in the last twelve months added $84 million in sales and $13 million in operating profit in the fourth quarter.

SEGMENT RESULTS

DOVER TECHNOLOGIES full year sales increased 44% to $2,100 million, and earnings increased 73% to $392.0 million. This record breaking performance was a function of extremely strong market conditions, particularly when compared to the prior year when demand increased dramatically only in the second half, and leadership positions in niche markets at all companies. In the fourth quarter, sales were up 25% to $541.3 million from the prior year and earnings were up 2% to $80.8 million. However, the improved sequential performance trend that began in the third quarter of 1999 reversed, and sales, earnings and margins all declined from the third quarter of 2000.

In Technologies' Circuit Board Assembly and Test (CBAT) business, the signs of possible market weakness reported at the end of the third quarter matured into a much clearer unfavorable trend as the fourth quarter progressed. Bookings, at $266 million, were down 9% from the same period last year, and were down 21% from the third quarter. This is largely due to the fact that major Electronic Manufacturing Services customers are reducing orders for new equipment as they absorb the large capacity expansions of the past 18 months by rearranging equipment sets to optimize capacity from units they already own. Some large OEM's will be adding additional capacity to the market in the form of used equipment. For these reasons, sales in the quarter, while up 16% from the same period last year to $333 million, were down 9% from the third quarter. The book-to-bill ratio was .80. CBAT earnings declined 16% to $48.9 million from the same period last year, and declined 39% from the third quarter. The disproportionate decline in income was due to the higher cost base built up during the rapid increase in demand that CBAT had experienced since the middle of 1999. While CBAT still expects its market to improve as 2001 progresses, current indications are that the market will not improve in the first quarter. If bookings remain at the levels experienced in the fourth quarter, CBAT earnings will further decline. Appropriate right-sizing cost reductions are underway.

Technologies' Specialty Electronic Components (SEC) sales increased 72% from the same period last year to $159.5 million and earnings more than doubled to $32.8 million. Sales and earnings were up 8% and 11% respectively, over this years third quarter. Bookings in the fourth quarter of $130.5 million, net of $30 million in cancellations, were up 33% over last year. The cancellations were of orders booked mid-year during a period of serious component shortages in the market, which apparently caused some over-ordering and resultantly higher customer inventories than currently required. The book-to-bill ratio was .82 (1.00 without cancellations). For the year, earnings of $104.0 million were up 121% on sales of $531.1 million, an increase of 62%. Entering 2001 with a strong backlog and participating in a broad range of telcom/datacom/networking markets with high value, higher technology content products, the SEC companies believe sales and earnings should remain flat with or moderately ahead of fourth quarter levels.

In the fourth quarter, Dover Technologies acquired OK International, which is a leading supplier of a wide variety of hand tools and consumable products focused primarily on the circuit board manufacturers "workbench". This newest CBAT business has had an excellent performance so far under Dover ownership, and should be less dependent on capital spending in the CBAT market.

DOVER INDUSTRIES full year sales increased 9% to $1,246 million and segment income increased 11% to $199.7 million. In the fourth quarter, sales increased 2% to $306.2 million from the same period last year and earnings increased 1% to $49.0 million. Segment bookings were down 11% to $285.5 million and the book-to-bill ratio was .93. Acquisitions made in the past year contributed about 5% of Industries' sales and earnings in the quarter. Earnings in the fourth quarter were flat compared to the third quarter, on slightly lower sales.

As has been true all year, Industries' quarterly comparisons continued to be adversely impacted by Heil Trailer, where market conditions, particularly for its dry bulk trailers, have been weak all year (though stable at lower levels since mid-year). Margins at Heil Trailer, now back in double digits, have improved steadily since the bookings trough in April and the company is well positioned for sharp earnings recovery if the market improves, or should continue to perform well if it remains weak.

Heil Environmental, which has been the comparative improvement leader all year, finished with a slightly higher earnings quarter on slightly lower sales.

Rotary Lift and Chief, the automotive services businesses, together continued their string of year over year improvements, which have been driven by new products and marketing programs as well as productivity investments and cost control.

The food services businesses, Groen and Randell, have been facing increasingly difficult market conditions, yet also continued their full year of favorable comparisons to the prior period with double digit earnings growth.

Tipper Tie/Technopack's focus on internal improvements has not yet resulted in a return to the record performance levels of 1998-1999. Returns on sales and investment, while enviable, remain below historical levels.

DOVER DIVERSIFIED'S full year 2000 sales increased 10% from the prior year to $1,175.5 million, and segment income also increased 10% to $167.9 million. In the fourth quarter, sales declined 1% to $308.8 million and segment income increased 2% to $50.9 million compared to the same period in the prior year. Segment bookings in the quarter were down 6% to $277.6 million and the book-to-bill ratio was .90. Sales in the quarter were up 8% from the third quarter, and segment income was up 29%.

Acquisitions completed in the last twelve months again had a favorable impact on the quarterly comparisons, though not as large as in prior quarters this year, as Crenlo was acquired in October of 1999. In its first year as a Dover company, Crenlo's sales are up 17%, boosted both by its operator cab and electronic enclosures businesses. SWF, the packaging equipment company, acquired Salwasser in June 2000, and with the integration of this business progressing well ahead of original plan, enjoyed noticeably favorable comparisons to the prior year. Performance Motorsports, the high performance piston manufacturer, which had some benefit in prior quarters' sales and earnings comparisons this year from its June 1999 acquisition of J.E. Piston, has continued to show very strong double-digit growth even without the benefit of the acquisition in the comparisons.

Hill Phoenix has negatively impacted Diversified's sales and earnings comparisons all year, but less so in the fourth quarter as the market appears to be firming, with backlog up 13% from last year. Operational improvements made in the down-turn are taking hold, and the benefit of the recently acquired walk-in cooler company National Cooler, which adds breadth to the product offerings, is coming on line.

Belvac, the can forming machinery company, had contributed substantially to Diversified's comparisons in prior quarters this year. Although this company is still performing very well, with margins above Diversified's average, the dramatic turnaround in performance executed by management took hold in last year's fourth quarter----meaning that the boost that Belvac has given to the quarterly comparisons is probably over.

DOVER RESOURCES full year sales increased 14% to $887.0 million and segment earnings increased 11% to $119.0 million. In the fourth quarter however, earnings declined 20% to $24.5 million, on a sales increase of 11% to $225.1 million. Sales and earnings were both lower than the third quarter. Segment bookings in the quarter were up 13% to $226.5 million and the book-to-bill ratio was 1.01. Acquisitions completed in the last year added approximately $16 million to sales in the quarter, with almost no impact on segment earnings after acquisition write-offs.

The weak fourth quarter results overall hid very strong performances at Petroleum Equipment Group, OPW Fluid Transfer Group and at Tulsa Winch. Unless its markets deteriorate materially, Resources' weak fourth quarter performance should not be repeated in 2001.

The Petroleum Equipment Group, Quartzdyne and C. Lee Cook were all favorably impacted by a strong "upstream" oil and gas sector and combined for a full year earnings increase of about $20 million, though with a somewhat disproportionately smaller contribution in the fourth quarter.

OPW Fluid Transfer Groups' operational turnaround from 1999 has continued to more than offset a soft market. Tulsa Winch's "industry roll-up" acquisition strategy and internal growth contributed another very strong quarter of sales and earnings growth.

More than offsetting these positives in the quarter were the compounding of weak markets for the Wilden and Blackmer pump companies, particularly in Europe, and by charges for restructuring and legal matters. Automotive market conditions have hurt De-Sta-Co Manufacturing and De-Sta-Co Industries. Ronningen-Petter's Groupe Aoustin acquisition, while still clearly a good strategic move, is behind schedule on integration.

DOVER CORPORATION also reports its pretax earnings on an EBITACQ basis (Earnings Before Interest, Taxes, and non-cash charges arising from purchase accounting for acquisitions). Fourth quarter EBITACQ of $226 million was 2% higher than prior year. Acquisitions accounted for 6 percentage points.

During the fourth quarter, Dover replaced and increased an expiring bank credit facility with a $750 million, 364-day Revolving Credit with a syndicate of 15 banks. This is used primarily as liquidity back-up for the company's commercial paper program. With this facility, the $1 billion public debt shelf registration announced last quarter, and the strong credit ratings re-affirmed by both of the major credit rating agencies, Dover has ready access to the capital markets when needed to support its growth strategies, and for refinancing short-term debt.

Commenting on the results and the current outlook Mr. Thomas L. Reece, Chairman and CEO said, "While Dover's earnings growth in 2000 was outstanding, we left the year experiencing a rapid softening in the CBAT market, after a year and a half of extremely strong demand. We expect this market to recover as 2001 progresses, but not in the first quarter. As a result Dover's first quarter results this year could easily be 20% below the first quarter of 2000. We expect very strong earnings growth for the year at Resources and, to a lesser degree, improved results at Industries and Diversified as well. At this point we would expect the earnings comparisons to improve dramatically as the year progresses, but the timing of the recovery in the CBAT markets will determine whether Dover can maintain the record earnings level of 2000 in 2001".

Additional information on Dover and its operating companies can be found on the Company's Website. (http://www.dovercorporation.com). The Dover website will host a Webcast of the fourth quarter conference call at 8:15 AM Eastern time on Tuesday, January 23. The conference call will also be made available for replay on the website.

"Dover Corporation makes information available to the public, orally and in writing, which may use words like 'expects' and 'believes', which are 'forward-looking' statements' under the Private Securities Litigation Reform Act of 1995. These 'forward-looking' statements are subject to a number of risks and uncertainties, which could cause actual results to differ materially from historical results or those anticipated. People receiving such information are advised to evaluate this information in light of the various risk factors identified in the Company's most recent Annual Report on Form 10-K, see page 2 - Special Notes Regarding Forward Looking Statements".

                         DOVER CORPORATION CONSOLIDATED
                             MARKET SEGMENT RESULTS
                                   (UNAUDITED)

                                                              Fourth quarter ended December 31,
                                                           -----------------------------------------
                                                                                                       Percent
                      SALES                                      2000                      1999        Change
                      -----                                ---------------            --------------   -------

Dover Technologies                                         $   541,298,000            $  434,464,000      25%
Dover Industries                                               306,241,000               300,147,000       2%
Dover Diversified                                              308,797,000               311,949,000      -1%
Dover Resources                                                225,069,000               203,007,000      11%

                                                           ---------------            --------------
   Total (after intramarket eliminations)                  $ 1,379,688,000            $1,248,284,000      11%
                                                           ===============            ==============

                    EARNINGS

Dover Technologies                                          $   80,783,000            $   78,901,000       2%
Dover Industries                                                49,014,000                48,420,000       1%
Dover Diversified                                               50,869,000                49,970,000       2%
Dover Resources                                                 24,488,000                30,786,000     -20%

                                                           ---------------            --------------
   Subtotal (after intramarket eliminations)                   205,154,000               208,077,000

Loss  on disposition                                1)         ($1,846,000)               (7,000,000)
Corporate expense                                               (6,825,000)               (8,769,000)    -22%
Net interest expense                                           (26,547,000)              (12,972,000)    105%
                                                           ---------------            --------------
Earnings before taxes on income                                169,936,000               179,336,000      -5%
Taxes on income                                                 35,243,000                58,347,000     -40%
                                                           ---------------            --------------
Net earnings                                                 $ 134,693,000             $ 120,989,000      11%
                                                           ===============            ==============


Net earnings per common share:
Basic                                                               $ 0.67                    $ 0.60      12%
                                                           ===============            ==============

Diluted                                                             $ 0.66                    $ 0.58      14%
                                                           ===============            ==============


1) 2000 includes a $1.8 million pre-tax loss on the disposition of a business. 1999 includes a pre-tax charge of $7.0 million related to the sale of a business.

                         DOVER CORPORATION CONSOLIDATED
                             MARKET SEGMENT RESULTS
                                   (UNAUDITED)

                                                                      Twelve months ended December 31,
                        SALES                                        2000                         1999
                        -----                                   ---------------              ---------------

Dover Technologies                                              $ 2,100,004,000              $ 1,457,792,000     44%
Dover Industries                                                  1,245,608,000                1,144,599,000      9%
Dover Diversified                                                 1,175,519,000                1,071,574,000     10%
Dover Resources                                                     887,042,000                  777,691,000     14%
                                                                ---------------              ---------------
   Total (after intramarket eliminations)                       $ 5,400,717,000              $ 4,446,420,000     21%
                                                                ===============              ===============

                      EARNINGS

Dover Technologies                                               $  391,960,000               $  226,761,000     73%
Dover Industries                                                    199,693,000                  179,554,000     11%
Dover Diversified                                                   167,861,000                  152,139,000     10%
Dover Resources                                                     119,026,000                  107,264,000     11%
                                                                ---------------              ---------------
   Subtotal (after intramarket eliminations)                        878,540,000                  665,718,000
Gain (loss)  on disposition
  and sale of equity investments                      1)             10,495,000                   10,256,000
Corporate expense                                                   (27,279,000)                 (25,790,000)     6%
Net interest expense                                                (89,441,000)                 (35,180,000)   154%
                                                                ---------------              ---------------
Earnings before taxes on income                                     772,315,000                  615,004,000     26%
Taxes on Income                                                     239,108,000                  209,950,000     14%
                                                                ---------------              ---------------
Net earnings - Continuing Operations                                533,207,000                  405,054,000     32%
Gain / (loss) on sale of discontinued operations        2)          (13,595,000)                 523,938,000
                                                                ---------------              ---------------
Net earnings                                                      $ 519,612,000                $ 928,992,000    -44%
                                                                ===============              ===============

Net earnings per common share:
Basic -    Continuing                                                    $ 2.63                       $ 1.94     36%
           Gain (loss) on sale                                            (0.07)                        2.50
                                                                ---------------              ---------------
           Net earnings                                                  $ 2.56                       $ 4.44
                                                                ===============              ===============

Diluted - Continuing                                                     $ 2.61                       $ 1.92     36%
          Gain (loss) on sale                                             (0.07)                        2.49
                                                                ---------------              ---------------
          Net earnings                                                   $ 2.54                       $ 4.41
                                                                ===============              ===============

Average number of shares outstanding - Basic                        202,971,000                  209,063,000
Average number of shares outstanding - Diluted                      204,677,000                  210,679,000


1) 2000 includes a pre-tax gain on sale of marketable securities of $13.7 million and a pre-tax loss on the disposition of a business of $3.2 million. 1999 includes a pre-tax disposition gain on the sale of businesses of $10.3 million

2) On January 5, 1999, Dover completed the sale of its elevator business to Thyssen Industrie AG for $1.16 billion resulting in a net gain of $523.9 million in 1999. The loss of $13.6 million in 2000 reflects subsequent adjustments to both the purchase price and expenses related to the disposition.

                                DOVER CORPORATION
                             OPERATIONAL PROFITS (1)
                                  (in millions)

                                              2000 - FOURTH QUARTER                2000                             1999
                                            ------------------------      --------------------------       ------------------------
                                            SALES      EARNINGS   %        SALES       EARNINGS   %        SALES      EARNINGS    %
                                            -----      --------   --       -----       --------   --       -----      --------   --
  Circuit board assembly / test            $  333       $    50   15      $ 1,369       $   265   19       $  934      $   154   16
  Electronic components                       159            33   21          531           104   20          328           48   15
  Marking                                      49            12   24          200            60   30          196           59   30
                                            ------------------------      --------------------------       ------------------------
DOVER TECHNOLOGIES                            541            95   18        2,100           429   20        1,458          261   18
DOVER INDUSTRIES                              306            54   18        1,246           224   18        1,145          203   18
DOVER DIVERSIFIED                             309            56   18        1,176           194   17        1,072          177   17
DOVER RESOURCES                               225            33   15          887           149   17          778          128   16
                                            ------------------------      --------------------------       ------------------------
OPERATIONAL PROFITS (AFTER ELIM.) (1)      $1,380           238   17      $ 5,401           996   18       $4,446          769   17
                                            ========================      ==========================       ========================

CORPORATES AND OTHER                                        (12)                            (49)                           (44)
                                                        -------                         -------                        -------
EBITACQ  (2)                                                226                             947                            725
GAIN (LOSS) ON DISPOSITIONS &
SALE OF EQUITY SECURITIES                                    (2)                             10                             10
INTEREST                                                    (27)                            (89)                           (35)
ACQUISITION WRITE-OFFS                                      (27)                            (96)                           (85)
                                                        -------                         -------                        -------
DOVER PRE-TAX INCOME                                    $   170                         $   772                        $   615
                                                        =======                         =======                        =======

(1) Differs from segment operating profits in that all non-cash write-offs relating to acquisitions are excluded, along with the expenses of each segment's corporate group.

(2) Earnings before taxes, interest, acquisition write-offs and non-recurring gains.

                                DOVER CORPORATION
                       ACQUISITIONS - FOURTH QUARTER 2000

    DATE      TYPE               ACQUIRED COMPANIES                         LOCATION (NEAR)            SEGMENT - OPERATING CO.
    --------------------------------------------------------------------------------------------------------------------------------

    1-OCT     STOCK   VITECH                                           GALEEN, NETHERLANDS        DTI      EVERETT CHARLES
                      Manufactures printed circuit board test
                      fixtures and provider of test services for
                      PC boards.

    23-OCT    STOCK   RG INDUSTRIES LTD.                               EDMONTON, ALBERTA CANADA   DRI      PETROLEUM EQUIPMENT GROUP
                      Manufactures sucker rod guides and urethane-
                      coated couplings.

    7-NOV     STOCK   OK INTERNATIONAL INC.                            MENLO PARK, CA             DTI
                      Manufactures professional tools and equipment
                      used in electronics, telecommunications and
                      general manufacturing industries.

    30-NOV    ASSET   CINOX                                            CINCINNATI, OHIO           DTI      QUADRANT
                      Manufactures precision quartz crystals.

    5-DEC     STOCK   KALYN/SIEBERT, INCORPORATED                      GATESVILLE, TEXAS          DII      HEIL TRAILER
                      Manufactures heavy-duty customized truck
                      trailers for commercial and U.S. government/
                      military customers.